Exhibit (n)(1)

JAMES ALPHA FUNDS TRUST d/b/a Easterly Funds Trust

Amended and Restated Multiple Class Plan
Pursuant to Rule 18f-3

Introduction

This plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), on January 22, 2021, as last amended on February 3, 2026. The Plan relates to shares of the James Alpha Funds Trust d/b/a Easterly Funds Trust (the “Trust”). Each separate portfolio of the Trust is listed on Exhibit A and is referred to herein as a Fund (collectively, the “Funds”). The Funds are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I. Distribution Arrangements

One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act, the Funds have each adopted a Plan of Distribution (the “12b-1 Plan”) under which shares of certain Classes are subject to the service and/or distribution fees (“12b-1 fees”) described below.

1.       Class I Shares

Class I shares are offered by each Fund at net asset value per share without the imposition of any sales charge.

2. Class A Shares of each Equity Fund (as defined in Appendix A)

 Class A shares are offered by each Equity Fund listed in Exhibit A as offering Class A shares and are offered at net asset value with the following front end sales charges (“FESC”) based on the amount of purchase:

Less than $50,000	5.75%
$50,000 but less than $100,000	4.50%
$100,000 but less than $250,000	3.25%
$250,000 but less than $500,000	2.00%
$500,000 or more	None, unless there is a redemption within eighteen months from the date of purchase in which case there is a 1% contingent deferred sales charge (“CDSC”) unless the redemption proceeds are invested back into the Funds within 90 days, or were involuntarily redeemed.

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Class A shares are also subject to a distribution fee pursuant to a 12b-1 Plan, assessed at an annual rate as set forth in the Funds’ 12b-1 Plan.

3.       Class A Shares of each Fixed Income Fund (as defined in Appendix A)

Class A shares are offered by each Fixed Income Fund listed in Exhibit A as offering Class A shares and are offered at net asset value with the following FESC based on the amount of purchase:

Less than $50,000	2.00%
$50,000 but less than $100,000	1.75%
$100,000 but less than $250,000	1.50%
$250,000 or more	None, unless there is a redemption within eighteen months from the date of purchase in which case there is a 1.00% CDSC unless the redemption proceeds are invested back into the Funds within 90 days, or were involuntarily redeemed.

Class A shares are also subject to a distribution fee pursuant to a 12b-1 Plan, assessed at an annual rate as set forth in the Funds’ 12b-1 Plan.

4.       Class C Shares

Class C shares are offered by each Fund listed in Exhibit A as offering Class C shares and are offered without imposition of a FESC, but will in most cases be subject to a CDSC of 1.0% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 8 below. In addition, Class C shares, under each of the Fund’s respective 12b-1 Plan, are subject to 12b-1 payments, assessed at the annual rate as set forth in the Funds’ 12b-1 Plan. A portion of the 12b-1 fee as set forth in the 12b-1 Plan is characterized as a service fee within the meaning of FINRA guidelines. Each Class C Share shall be converted automatically, and without any action or choice on the part of the holder of the Class C Shares, into Class A Shares on the conversion date specified, and in accordance with the terms and conditions approved by the Board and as described, in the Fund’s prospectus relating to Class C Shares, as such prospectus may be amended from time to time.

5.       Class R6 Shares

Class R6 shares are offered by each Fund at net asset value per share without the imposition of any sales charge.

6.       Investor Class Shares

Investor Class shares are offered by each Fund listed in Exhibit A as offering Investor Class shares and are offered at net asset value without the imposition of any sales charge. Investor Class shares are subject to a distribution fee pursuant to a 12b-1 Plan, assessed at an annual rate as set forth in the respective Fund’s 12b-1 Plan.

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7.       Additional Class of Shares

The Board of Trustees of the Trust have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

8.       Calculation of the CDSC

The CDSC is based upon the investors original purchase price. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund’s prospectus.

II.       Expense Allocations

Expenses incurred by a Fund are allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 fees relating to a particular Class are allocated directly to that Class. In addition, other expenses associated with a particular Class (except advisory or custodial fees), may be allocated directly to that Class, provided that such expenses are reasonably identified as specifically attributable to that Class, and the direct allocation to that Class is approved by the Trust’s Board of Trustees.

III. Exchange Privileges

Shares of each Class may be exchanged for shares of the same Class of the other Funds that offer that Class or as otherwise described in a Fund’s prospectus. The exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund’s prospectus.

IV. Voting

Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

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EXHIBIT A

As of February 3, 2026

Equity Fund	Classes of Shares
Easterly Global Real Estate Fund	Class A, Class C, Class I, Class R6
Easterly Hedged Equity Fund	Class A, Class C, Class I, Class R6
Easterly Snow Small Cap Value Fund	Class A, Class C, Class I, Class R6
Easterly Snow Long/Short Opportunity Fund	Class A, Class C, Class I, Class R6
Easterly Snow All Cap Value Fund	Class A, Class C, Class I
Fixed Income Fund	Classes of Shares
Easterly Income Opportunities Fund	Class A, Class C, Class I, Class R6
Easterly RocMuni High Income Municipal Bond Fund	Class A, Investor Class, Class I
Easterly RocMuni Short Term Municipal Bond Fund	Investor Class, Class I